[BCE INC. LOGO] News release

For Immediate Release

BCE announces 5% common share dividend increase for 2012, $250 million share buyback and $750 million voluntary pension contribution

MONTRÉAL, December 8, 2011 – BCE Inc. (TSX, NYSE: BCE) today announced a 5% increase in its annual common share dividend from $2.07 to $2.17 per share for 2012, and plans for the use of its year-end 2011 surplus cash balance that include a Normal Course Issuer Bid (NCIB) program for up to $250 million and a $750 million voluntary prepayment in December 2011 to Bell Canada’s defined benefit pension plan to reduce its future pension obligation.

“Supported by our outlook for continued earnings growth and strong free cash flow generation, and consistent with our dividend growth model, we are increasing BCE’s common share dividend by 5% to $2.17 per share for 2012,” said George Cope, President and CEO of BCE and Bell Canada. “This reflects our confidence in delivering on our business plan, based on the Bell team’s strong execution of our strategic imperatives and reinforced by a healthy balance sheet with ample liquidity. We have the financial flexibility to reward shareholders, while supporting significant ongoing capital investment in Bell’s broadband networks and services.”

Today’s announcement represents BCE’s seventh increase to the annual common share dividend in the past three years, continuing its strong track record as a dividend growth company. With this latest increase, BCE’s annual common share dividend has grown 49% since the fourth quarter of 2008.

The BCE annual common share dividend will increase by 10¢ to $2.17 per share, effective with BCE’s Q1 2012 dividend payable on April 15, 2012 to shareholders of record at the close of business on March 15, 2012. This increase maintains BCE’s payout ratio conservatively within its policy range of 65% to 75% of adjusted earnings per share (Adjusted EPS).

Deployment of surplus cash
BCE also announced today that it will return capital to shareholders through an NCIB program for up to $250 million to be executed over a twelve-month period starting December 12, 2011. The repurchase of common shares represents an attractive use of funds to increase shareholder value, including offsetting share dilution from the exercise of stock options and will be funded from cash on hand. Since December 2008, BCE has repurchased and cancelled approximately 56.2 million common shares at an average purchase price of $26.43 for a total of $1.5 billion. Please refer to the “Normal Course Issuer Bid” details later in this release for more about BCE’s new NCIB program.

The $750 million contribution to Bell Canada’s defined benefit pension plan will be made from cash on hand prior to year-end 2011. As this pension contribution is fully tax deductible, we expect free cash flow to benefit in 2012 from cash tax savings of around $170 million. Bell’s below EBITDA pension expense is also expected to improve in 2012 as a result of the voluntary pension contribution, resulting in Adjusted EPS accretion, net of financing costs, of approximately $0.03 per share.

“The new share buyback program and voluntary pension contribution represent a well-balanced use of surplus cash,” said Siim Vanaselja, Chief Financial Officer of BCE and Bell Canada. “In a financial climate of declining interest rates and weak equity returns, accelerating the cash funding of Bell’s future pension obligation to preserve a strong solvency position in the pension plan is a prudent action. This pre-funding of the pension plan maintains Bell’s pension deficit at a very manageable level. It is an economically attractive alternative that improves our cash flow generation both in the short term through cash tax savings for 2012 and in the longer term through reduced future pension funding and expense — all of which supports our dividend growth objective as part of our capital markets model.”

Updated 2011 outlook
As a result of the $750 million special pension contribution, BCE updates its financial guidance for 2011 as follows:

2011 Guidance	May 12, 2011	November 3, 2011	December 8, 2011
	Guidance	Guidance	Guidance
Bell (i)
Revenue Growth	9% to 11%	No change	No change
EBITDA Growth	8% to 10%	No change	No change
Capital Intensity	~16%	No change	No change

BCE

Adjusted EPS	$2.95 — $3.05	$3.10 — $3.15	No change
Adjusted EPS Growth	6% — 9%	11% — 13%	No change
Free Cash Flow	~$2,200M — $2,300M	No change	~$1,450M — $1,550M

(i)	Bell’s 2011 financial guidance for revenue, EBITDA and capital intensity is exclusive of Bell Aliant.

BCE will provide its 2012 financial outlook on February 9, 2012.

Normal Course Issuer Bid
BCE has received approval from the Toronto Stock Exchange (TSX) in respect of its notice of intention to make an NCIB for its common shares through the facilities of the TSX. Under the NCIB, BCE may purchase for cancellation up to 6,500,000 common shares (subject to a maximum aggregate purchase price of $250 million) over the twelve-month period starting December 12, 2011 and ending on December 11, 2012, representing approximately 0.8% of its 778,943,093 issued and outstanding common shares as at December 2, 2011.

Purchases under the BCE NCIB program announced today will be effected through the facilities of the TSX, the New York Stock Exchange (NYSE) and/or alternative trading systems, if eligible, or by such other means as may be permitted by the TSX and/or the NYSE, and under applicable laws, including pre-arranged crosses, exempt offers, private agreements under an issuer bid exemption order issued by a securities regulatory authority and/or block purchases in accordance with the applicable regulations of the TSX. In the event that BCE purchases common shares by private agreements under an issuer bid exemption order issued by a securities regulatory authority, the purchase price of the common shares will be at a discount to the market price of the common shares at the time of the acquisition.

The average daily trading volume (ADTV) for BCE’s common shares during the six-month period preceding December 1, 2011 was 1,553,809 common shares. Consequently, under the regulations of the TSX, BCE will have the right to repurchase, during any one trading day, a maximum of 25% of the ADTV representing 388,452 common shares. In addition, BCE may make, once per week, a block purchase (as such term is defined in the TSX Company Manual) of common shares not directly or indirectly owned by insiders of BCE, in accordance with the regulations of the TSX. The common shares purchased pursuant to the NCIB will be cancelled. BCE did not repurchase any of its common shares during the last twelve months in accordance with a normal course issuer bid.

The Board of Directors of BCE has concluded that the repurchase of common shares represents an attractive use of funds to increase shareholder value, including offsetting share dilution from the exercise of stock options.

Caution Concerning Forward-Looking Statements
Certain statements made in this news release, including, but not limited to, statements relating to our 2011 financial guidance (including revenues, EBITDA, capital intensity, Adjusted EPS, and free cash flow), BCE Inc.’s dividend policy, plans relating to the return of capital to shareholders, including potential purchases of common shares for cancellation under a NCIB, the projected sources of funds which may be used for such purpose, and other statements that are not historical facts, are forward-looking. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this news release describe our expectations as of the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Except as otherwise indicated by BCE, forward-looking statements do not reflect the potential impact of any non-recurring or other special items or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be announced or that may occur after the date hereof. The financial impact of these transactions and non-recurring and other special items can be complex and depends on the facts particular to each of them. We therefore cannot describe the expected impact in a meaningful way or in the same way we present known risks affecting our business. Forward-looking statements are provided for the purpose of providing information about management’s current expectations and plans and allowing investors and others to get a better understanding of our operating environment. Readers are cautioned that such information may not be appropriate for other purposes.

Material Assumptions

Economic and Market Assumptions
A number of Canadian economic and market assumptions were made by BCE in preparing its forward-looking statements for 2011 contained in this news release, including, but not limited to: (i) growth in the Canadian economy of approximately 2.1% in 2011 based on the Bank of Canada’s most recent estimate, (ii) continued cost rationalization and cautious spending by business customers given employment levels and the modest pace of economic recovery, (iii) current levels of residential wireline competition to continue especially from cable companies and providers of Voice over Internet Protocol (VoIP) services, (iv) higher wireline substitution, due primarily to the presence of new wireless entrants and the accelerating adoption of mobile Internet and mobile television, and (v) wireless industry penetration gain of 4 to 5 basis points in 2011 stimulated, in particular, by new entrant competition, the accelerating adoption of smartphones and the use of data applications, as well as by the emergence of new types of wireless devices such as tablets.

Operational Assumptions
Our forward-looking statements for 2011 are also based on certain internal operational assumptions concerning Bell (excluding Bell Aliant), including, but not limited to: (i) further reduction in local line losses as we leverage our broadband fibre investments in both TV and Internet to drive three-product household penetration, increase our multiple-dwelling unit (MDU) market share and generate higher pull-through attach rates for our other residential services, (ii) targeted retention and service bundle offers, customer winbacks and better service execution to reduce residential NAS line losses year over year, (iii) subscriber acquisition and higher average revenue per unit (ARPU) at Bell TV to be driven by Bell’s ability to leverage its market leadership position in high definition programming, seek greater penetration within the MDU market, capitalize on its extensive retail distribution network, which includes The Source, and the progressive rollout of Bell Canada’s IPTV service in Toronto and Montréal, (iv) substantial ongoing investments in our fibre optic networks to further expand our wireline broadband footprint to strengthen our competitive position versus cable companies and allow for the introduction of leading edge Internet Protocol (IP) products not available through cable technologies, (v) levels of business customer spending, new business formation and demand for connectivity and ICT services, dependent on a strengthening economy and improving employment rates, resulting in a gradual improvement in the performance of our Business Markets unit including business NAS line losses, (vi) expense savings and operating efficiency gains to be achieved from renegotiated contracts with our vendors and outsource suppliers, lower corporate support costs, further streamlining of our labour force, field services productivity improvements, consolidating management roles and organizational structures to achieve further operational efficiencies, reducing traffic that is not on our own network, and managing content costs, (vii) continued customer migration to IP-based systems and ongoing pricing pressures in our business and wholesale markets, (viii) Bell to benefit from the flow-through of significant investments made in 2010 in customer acquisition and retention along with continued acceleration in smartphone activations and data usage, (ix) new wireless entrant competition to intensify in 2011 as additional service providers come to market and existing providers continue to open new markets and improve their distribution reach, (x) wireless revenue growth to be driven by ARPU from new services, careful price management and continued disciplined expansion of our subscriber base, (xi) Bell to benefit from ongoing technological improvements by manufacturers in our handset and device lineup and from faster data speeds that are allowing our clients to optimize the use of our services, (xii) continued diligent expense management to moderate the impact of aggressive discount brand and new entrant pricing, higher retention spending and increased subscriber acquisition costs driven by increased smartphone customer penetration, (xiii) Bell to maintain its market share of the incumbent wireless postpaid market, (xiv) Bell’s ability to leverage its HSPA+ network investments to drive a higher mix of smartphone and other high-value customers, resulting in higher data and roaming revenues, (xv) Bell Media to maintain the top 20 ratings position in conventional TV to support growth in advertising, (xvi) continue to successfully sign agreements with distribution undertakings for Bell Media’s sports specialty services at market rates, (xvii) Bell Media to continue to successfully acquire high-rated programming and differentiated content to execute on Bell’s multi-screen content strategy, and (xviii) continued investment in high definition for Bell Media’s specialty channels.

Financial Assumptions
Our forward-looking statements for 2011 are also based on certain financial assumptions for 2011 concerning Bell (excluding Bell Aliant) which have been updated to reflect the inclusion of Bell Media results starting in the second quarter of 2011. These include, but are not limited to: (i) Bell’s total pension expense to be approximately $130 million, based on an estimated accounting discount rate of 5.5% and an expected return on plan assets of 7%, with an estimated above EBITDA pension current service cost of approximately $190 million and an estimated below EBITDA net pension financing return of approximately $60 million, (ii) Bell’s total pension plan cash funding to be approximately $1,175 million, (iii) Bell’s cash taxes to be approximately $175 million, (iv) net interest paid to be approximately $650 million, and (v) Bell to repay its 2011 debt maturities.

Our forward-looking statements for 2011 are also based on certain financial assumptions for 2011 concerning BCE, including, but not limited to: (i) depreciation and amortization expense approximately $100 million higher compared to 2010, (ii) severance, acquisition and other costs in the range of $400 million to $450 million, (iii) a statutory tax rate of approximately 28.2% and an effective tax rate of approximately 21%, (iv) tax adjustments (per share) of $0.28, and (v) an annual common share dividend of $2.07 per share.

The foregoing assumptions, although considered reasonable by BCE as of the date hereof, may prove to be inaccurate. Accordingly, our actual results could differ materially from our expectations as set forth in this news release.

Material Risks
Important risk factors that could cause our assumptions and estimates to be inaccurate and actual results or events to differ materially from those expressed in or implied by our forward-looking statements, including our 2011 financial guidance, are listed below. The realization of our forward-looking statements, including our ability to meet our 2011 financial guidance, essentially depends on our business performance which, in turn, is subject to many risks. Accordingly, readers are cautioned that any of the following risks could have a material adverse effect on our forward-looking statements. These risks include, but are not limited to: (i) the intensity of competitive activity, including the increase in wireless competitive activity resulting from Industry Canada’s licensing of advanced wireless services (AWS) spectrum to new wireless entrants and their ability to launch or expand services, and the resulting impact on our ability to retain existing customers and attract new ones, as well as on our pricing strategies, ARPU and financial results; (ii) variability in subscriber acquisition and retention costs based on subscriber acquisitions, retention volumes, smartphone sales and subsidy levels; (iii) the level of technological substitution contributing to reduced utilization of traditional wireline voice services and the increasing number of households that have only wireless telephone services; (iv) the increased adoption by customers of alternative TV services; (v) general economic and financial market conditions, the level of consumer confidence and spending, and the demand for, and prices of, our products and services; (vi) our ability to implement our strategies and plans in order to produce the expected benefits; (vii) our ability to continue to implement our cost reduction initiatives and contain capital intensity while seeking to improve customer service; (viii) our ability to respond to technological changes and rapidly offer new products and services; (ix) increased contributions to employee benefit plans; (x) events affecting the functionality of, and our ability to protect, maintain and replace, our networks, information technology (IT) systems and software; (xi) the complexity and costs of our IT environment; (xii) events affecting the ability of third-party suppliers to provide to us, and our ability to purchase, essential products and services such as handsets; (xiii) the quality of our network and customer equipment and the extent to which they may be subject to manufacturing defects; (xiv) labour disruptions; (xv) the potential adverse effects on our Internet and wireless networks of the significant increase in broadband demand and in the volume of wireless data-driven traffic; (xvi) capital and other expenditure levels, financing and debt requirements and our ability to raise the capital we need to implement our business plan, including for BCE Inc.’s share buyback program and dividend payments and to fund capital and other expenditures and generally meet our financial obligations; (xvii) our ability to discontinue certain traditional services as necessary to improve capital and operating efficiencies; (xviii) regulatory initiatives or proceedings (including possible changes to foreign ownership restrictions), litigation, changes in laws or regulations and tax matters; (xix) Bell Media’s significant dependence on continued demand for advertising, and the potential adverse effect thereon from economic conditions, cyclical and seasonal variations, technological changes and competitive pressures, and on securing commercially favourable distribution arrangements with broadcasting distribution undertakings; (xx) launch and in-orbit risks of satellites used by Bell ExpressVu Limited Partnership (Bell TV); (xxi) competition from unregulated U.S. direct-to-home (DTH) satellite television services sold illegally in Canada and the theft of our satellite television services; (xxii) BCE Inc.’s dependence on the ability of its subsidiaries, joint ventures and other companies in which it has an interest to pay dividends and make other distributions; (xxiii) there can be no certainty that dividends will be declared by BCE Inc.’s board of directors or that BCE Inc.’s dividend policy will be maintained; (xxiv) stock market volatility; (xxv) our ability to maintain customer service and our networks operational in the event of the occurrence of environmental disasters or epidemics, pandemics and other health risks; (xxvi) health concerns about radio frequency emissions from wireless devices; and (xxvii) employee retention and performance.

For additional information with respect to certain of these and other assumptions and risks, please refer to BCE’s 2010 Annual MD&A dated March 10, 2011 (included in the BCE 2010 Annual Report), BCE’s 2011 First Quarter MD&A dated May 11, 2011, BCE’s 2011 Second Quarter MD&A dated August 3, 2011 and BCE’s 2011 Third Quarter MD&A dated November 2, 2011, all filed by BCE with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.sec.gov). These documents are also available on BCE’s website at BCE.ca.

About BCE
BCE is Canada’s largest communications company, providing a comprehensive and innovative suite of broadband communication services to residential and business customers under the Bell and Bell Aliant brands. Bell Media is Canada’s premier multimedia company with leading assets in television, radio and digital media, including CTV, Canada’s #1 television network, and the country’s most-watched specialty channels.

The Bell Mental Health Initiative is a multi-year charitable program that promotes mental health across Canada via the Bell Let’s Talk anti-stigma campaign and support for community care, research and workplace best practices. To learn more, please visit Bell.ca/LetsTalk.

For BCE corporate information, please visit BCE.ca. For Bell product and service information, please visit Bell.ca. For Bell Media, please visit BellMedia.ca.

Media inquiries:
Marie-Ève Francœur
Bell Media Relations
(514) 391-5263
marie-eve.francoeur@bell.ca

Investor inquiries:
Thane Fotopoulos
BCE Investor Relations
(514) 870-4619
thane.fotopoulos@bell.ca